   NEWS RELEASE

At RF Micro Devices                                                               At the Financial Relations Board
Dean Priddy                                Doug DeLieto                          Joe Calabrese
Chief Financial Officer                 VP, Investor Relations             (212) 827-3772
(336) 931-7152                         (336) 931-7968

For Immediate Release
January 25, 2005

RF MICRO DEVICES ANNOUNCES FINANCIAL RESULTS

December 2004 Quarterly Highlights:

  Quarterly Revenue Totals $168.9 Million
  Quarterly GAAP Net Income Per Share Equals $0.00 And Pro Forma Net Income Per Share Equals $0.02
  POLARIS™ TOTAL RADIO™ Shipments Total Approximately 1.8 Million Units
  Wireless Connectivity Business Unit Posts 21% Sequential Revenue Growth
  Company Commences In-House Module Assembly In Beijing Facility

 Greensboro, NC, January 25, 2005 -- RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today reported financial results for its fiscal 2005 third quarter ended December 31, 2004.

Financial Results

Revenue for the quarter was $168.9 million, a decrease of 12.5% versus revenue of $193.0 million for the corresponding quarter of fiscal 2004, and a sequential increase of 13.3% versus revenue of $149.1 million for the quarter ended September 30, 2004.  The year-over-year decline in quarterly revenue reflected continued weakness in the market for GSM/GPRS cellular handsets in Asia as well as a decline in the U.S. market for TDMA handsets, which were partially offset by strength among certain tier-one handset manufacturers in Wideband CDMA and EDGE and share gains in the market for cellular transceivers.

Gross profit for the quarter was $58.4 million, a decrease of 27.4% versus $80.4 million for the prior-year period, and a sequential increase of approximately 19.0% from $49.1 million for the quarter ended September 30, 2004.  Gross profit margin in the December 2004 quarter was 34.6%, versus 32.9% in the prior quarter and 41.7% in the corresponding quarter of fiscal 2004.  The year-over-year decrease in gross profit margin was primarily attributable to the lower sales volume, and the sequential increase in gross profit margin was primarily attributable to the higher sales volume.

Net income in accordance with U.S. generally accepted accounting principles (GAAP) for the quarter ended December 31, 2004 was $0.6 million, or $0.00 per diluted share, compared with GAAP net income of $28.2 million, or $0.13 per diluted share, for the quarter ended December 31, 2003.  This compares sequentially to a GAAP net loss of ($6.7) million, or ($0.04) per diluted share, for the prior quarter ended September 30, 2004.

In addition to reporting net income (loss) and net income (loss) per share in accordance with GAAP, RFMD separately reports these items on a non-GAAP basis, referred to as pro forma, in order to exclude the effect of certain non-recurring and non-cash items.  For the purposes of this press release, all references to "pro forma" results reflect non-GAAP financial information.  In the quarter ended December 31, 2004, pro forma results excluded approximately $3.0 million in non-cash expenses related primarily to the amortization of deferred stock-based compensation and the amortization of transaction-related intangibles.

After excluding these items, pro forma net income for the quarter ended December 31, 2004 was $3.6 million, or $0.02 per diluted share.  This compares with pro forma net income of $31.9 million, or $0.15 per diluted share, for the quarter ended December 31, 2003, and pro forma net loss of ($3.0) million, or ($0.02) per share, for the quarter ended September 30, 2004.

In the quarter ended December 31, 2003, pro forma results excluded approximately $3.7 million in non-cash expenses related to the amortization of deferred stock-based compensation and the amortization of transaction-related intangibles.  In the quarter ended September 30, 2004, pro forma results excluded approximately $3.6 million in non-cash expenses related primarily to the amortization of deferred stock-based compensation and the amortization of transaction-related intangibles.  A reconciliation of the Company's GAAP financial results to pro forma financial results is provided in the financial statement portion of this release.

RF Micro Devices believes pro forma reporting provides useful supplemental information to the investment community and facilitates a better understanding of its results of operations.  RF Micro Devices has chosen to provide this supplemental information to investors to enable them to perform additional comparisons of operating results and as a means to analyze its financial performance without the impact of certain non-cash expenses or unusual items that may obscure trends in the Company's underlying performance.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Business Outlook And Financial Guidance

For the fiscal 2005 fourth quarter ending March 31, 2005, RF Micro Devices currently anticipates quarterly revenue in the low- to mid-$150 million range, implying a less-than-seasonal decline, as next-generation product solutions are expected to continue to ramp.  Also, the Company currently expects gross margins in the March quarter will be approximately flat when compared with the December quarter, despite the sequential decline in sales volume.  Accordingly, quarterly GAAP net loss is expected to be in the range of ($0.03) to ($0.04) per share and quarterly pro forma net loss is expected to be in the range of ($0.01) to ($0.03) per share.

Comments From Management

Bob Bruggeworth, president and CEO of RF Micro Devices, said, "We are pleased to have begun volume production shipments of our POLARISTM 2 transceiver chipsets for EDGE handsets.  POLARISTM TOTAL RADIOTM shipments in the December quarter were approximately 1.8 million units, and we currently forecast March quarterly transceiver shipments will significantly exceed December quarterly shipments.

"RF Micro Devices is benefiting from the evolution to next-generation air interface standards, such as Wideband CDMA and EDGE, where our market share in cellular power amplifiers is greatest.  By leveraging our leadership position in power amplifiers, we are growing our dollar content in next-generation handsets through increased customer adoption of our cellular transceivers as well as our highly-integrated transmit modules, which incorporate RF switches with our market-leading power amplifiers.  In other handset applications, we continue to see traction for our Bluetooth® products as well as our Wireless LAN power amplifier products."

Dean Priddy, CFO and vice president of administration, said, "Our market position in EDGE and Wideband CDMA, or multi-mode, handsets presents us with a unique opportunity for revenue growth in calendar 2005.  As an organization, we are focused on operational excellence to ensure that this growth is profitable.  During the December quarter we began ramping in-house module assembly at our facility in Beijing, which we believe will improve power amplifier module margins beginning mid-2005. Additionally, other initiatives, such as ramping production at Jazz Semiconductor and corporate-wide yield improvement programs, are projected to complement our projected year-over-year revenue growth and positively impact margins throughout the year."

RF Micro Devices will conduct a conference call at 5:00 p.m. ET today to discuss today's press release.  The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.fulldisclosure.com or www.rfmd.com (under Investor Info).  The call will also be available live by dialing 303-262-2075, and a replay will be available by dialing (303) 590-3000 and entering pass code 11020265.

RF Micro Devices, Inc., an ISO 9001- and ISO 14001-certified manufacturer, designs, develops, manufactures and markets proprietary radio frequency integrated circuits (RFICs) for wireless communications products and applications. The Company is a leading supplier of power amplifiers, one of the most critical radio frequency (RF) components in cellular phones.  The Company is also the leading manufacturer of GaAs HBT, which offers distinct advantages over other technologies for the manufacture of current- and next-generation power amplifiers.  The Company's products are included primarily in cellular phones, base stations, wireless local area networks (WLANs), cable television modems and global positioning systems (GPS).  The Company derives revenue from the sale of standard and custom-designed products.  The Company offers a broad array of products including amplifiers, mixers, modulators/demodulators and single-chip transmitters, Bluetooth® products and receivers and transceivers that represent a substantial majority of the RFICs required in wireless subscriber equipment.  The Company's goal is to be the premier supplier of low-cost, high-performance integrated circuits and solutions for applications that enable wireless connectivity.  RF Micro Devices, Inc., is traded on the Nasdaq National Market under the symbol RFMD. For more information about RFMD, please visit www.rfmd.com.

This press release contains forward-looking statements that relate to RF Micro Devices' plans, objectives, estimates and goals. Words such as "expects," "anticipates," "intends," "plans," "projects," "believes" and "estimates," and variations of these words and similar expressions, identify these forward-looking statements. RF Micro Devices' business is subject to numerous risks and uncertainties, including variability in quarterly operating results, the rate of growth and development of wireless markets, risks associated with the operation of wafer fabrication, molecular beam epitaxy and other foreign and domestic manufacturing facilities, our ability to attract and retain skilled personnel and develop leaders, variability in production yields, our ability to reduce costs and improve gross margins by implementing innovative technologies, our ability to bring new products to market, our ability to increase production capacity quickly in response to increases in demand for our products, dependence on a limited number of customers and dependence on third parties. These and other risks and uncertainties, which are described in more detail in RF Micro Devices' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, could cause actual results and developments to be materially different from those expressed or implied by any of these forward-looking statements.

RF MICRO DEVICES®, RFMD® and POLARISTM TOTAL RADIOTM are trademarks of RFMD, LLC.  BLUETOOTH is a trademark owned by Bluetooth SIG, Inc., U.S.A. and licensed for use by RF Micro Devices, Inc.  All other tradenames, trademarks and registered trademarks are the property of their respective owners.

Financial Tables Follow

                                    RF MICRO DEVICES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              (In thousands, except per share data)
                                                                   (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003

Total revenue	$168,917	$192,973	$483,798	$487,958

Costs and expenses:
Cost of goods sold	110,550	112,555	311,477	302,491
Research and development	38,848	31,894	111,337	93,797
Marketing and selling	11,971	11,891	34,510	33,625
General and administrative	6,594	5,722	17,768	15,493
Other operating expense	-	527	7,056	1,581

Total costs and expenses	167,963	162,589	482,148	446,987

Operating income	954	30,384	1,650	40,971
Loss in equity method investee	-	(781)	(1,761)	(1,737)
Other (expense) income, net	(133)	(1,342)	(2,497)	(8,274)

Income (loss) before income taxes	$821	$28,261	$(2,608)	$30,960
Income tax expense	239	61	464	393

Net income (loss)	$582	$28,200	$(3,072)	$30,567

Net income (loss) per share, diluted	$0.00	$0.13	$(0.02)	$0.16

Weighted average outstanding diluted shares	192,002	222,889	186,801	210,369

                                      RF MICRO DEVICES, INC. AND SUBSIDIARIES
                     RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
                                                     (In thousands, except per share data)
                                                                          (Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003

GAAP net income (loss)	$582	$28,200	$(3,072)	$30,567

Tax-effected adjustments:
Amortization of deferred stock compensation	1,336	2,025	4,148	5,916
Amortization of intangible assets	1,702	1,714	4,968	5,569
Discount and issuance cost write-off related to the extinguishments of the 3.75% convertible debt	-	-	642	2,579
In process research and development charge	-	-	6,201	-
Impairment charge	-	-	391	-
Pro forma net income	3,620	31,939	13,278	44,631

Plus: Income impact of assumed conversions for interest on 1.50% convertible notes	-	1,059	-	2,049
Pro forma net income plus assumed conversion of notes - Numerator for diluted income per share	$3,620	$32,998	$13,278	$46,680

GAAP weighted average outstanding diluted shares	192,002	222,889	186,801	210,369

Adjustments:
Dilutive stock options	-	-	4,319	-
Assumed conversion of 1.50% convertible notes	-	-	-	-
Pro forma weighted average outstanding diluted shares	192,002	222,889	191,120	210,369

Pro forma net income per share, diluted	$0.02	$0.15	$0.07	$0.22

                                   RF MICRO DEVICES, INC. AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED BALANCE SHEETS
                                                              (In thousands)

	December 31, 2004 (Unaudited)	March 31, 2004 (Audited)
ASSETS
Current assets:
Cash and cash equivalents	$99,315	$220,915
Short-term investments	105,158	106,930
Accounts receivable, net	75,310	86,287
Inventories	80,794	58,552
Other current assets	10,024	10,098
Total current assets	370,601	482,782

Property and equipment, net	306,375	280,356
Goodwill	118,760	110,006
Long-term investments	59,679	62,908
Intangible assets, net	49,690	50,165
Other assets	3,535	1,799
Total assets	$908,640	$988,016

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$66,227	$55,548
Other short-term liabilities, net	4,332	336
Total current liabilities	70,559	55,884

Long-term debt, net	225,970	324,626
Other long-term liabilities	4,531	4,368
Total liabilities	301,060	384,878

Shareholders' equity:
Total shareholders' equity	607,580	603,138

Total liabilities and shareholders' equity	$908,640	$988,016